                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       American Standard Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       [AMERICAN STANDARD COMPANIES LOGO]

                        American Standard Companies Inc.

                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 7, 1998
                                          Embassy Suites Hotel
                                          121 Centennial Avenue
                                          Piscataway, New Jersey

[AMERICAN STANDARD COMPANIES LOGO]
           Corporate Headquarters
            ------------------------------------------
            One Centennial Avenue
            P.O. Box 6820
            Piscataway, NJ 08855-6820
            Phone 732.980.6000

EMMANUEL A. KAMPOURIS
Chairman, President and
Chief Executive Officer

                                                                  March 26, 1998

Dear Stockholder:

     The Annual Meeting of Stockholders of American Standard Companies Inc. will be held on Thursday, May 7, 1998, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey. We hope that many of our stockholders will be able to attend.

     This will be our fourth Annual Meeting since becoming a public company in February 1995. Your attendance at this meeting will provide you the opportunity to meet with our directors and senior management and hear their report on your Company's recent performance and vision for its future. We will also consider the items of business set forth in the attached formal notice of meeting and proxy statement. Our 1997 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. You can do so conveniently by filling out and returning the enclosed proxy card.

                                          Sincerely,

                                                /s/ Emmanuel A. Kampouris
                                                  EMMANUEL A. KAMPOURIS
                                                 Chairman, President and
                                                 Chief Executive Officer

American Standard Companies Inc.
--------------------------------------------------------------------------------
      Air Conditioning: Trane(R), American Standard(R); Plumbing: American
            Standard(R), Ideal Standard(R), Standard(R), Porcher(R);
      Automotive: WABCO(R); Medical: LARA(TM), Copalis(R) and DaiSorin(TM)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, on Thursday, May 7, 1998, at 10:00 A.M. (EDT) to consider and act upon the following:

        1. The election of three Class III Directors with terms expiring at the 2001 Annual Meeting of Stockholders;

        2. Approval of the 1997-1999 Supplemental Incentive Compensation Plan.

        3. Approval to amend and restate the Company's Restated Certificate of Incorporation to remove certain obsolete provisions and make a clarifying change conforming to the Company's Amended By-laws.

        4. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 1998; and

        5. Such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 12, 1998 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the offices of the Company at One Centennial Avenue, Piscataway, New Jersey. On the date of the Annual Meeting, the list of stockholders will be available at the place of the Annual Meeting.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting fill in, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                           By order of the Board of Directors,

                                                  /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 26, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Standard Companies Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 7, 1998 and at any adjournments thereof. The mailing of this Proxy Statement and proxy card is to commence on or about March 30, 1998. The 1997 Annual Report of the Company has been sent to all stockholders together with this Proxy Statement. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                                    GENERAL

     Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), are entitled to one vote per share on the matters to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 12, 1998 will be entitled to vote. At such time 72,663,383 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of the shares of Common Stock outstanding on March 12, 1998 will constitute a quorum.

     All shares represented by properly executed proxy cards received in time for the meeting will be voted in accordance with the choices indicated or, if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of director nominees proposed by the Board of Directors, for approval of the 1997-1999 Supplemental Incentive Compensation Plan, for approval to amend the Company's Restated Certificate of Incorporation to remove certain obsolete provisions and make a clarifying change conforming to the Company's Amended By-laws and for ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the year 1998. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the meeting. A stockholder may revoke any proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 12, 1998 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein (the "Named Officers"), all directors and executive officers of the Company as a group, and each 5% holder.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED         CLASS
------------------------------------------------------------   ----------       ----
FMR Corp.(a)................................................    6,013,185        8.3%
Joseph S. Schuchert(b)(c)...................................    1,286,029        1.8%
Emmanuel A. Kampouris(c)(d).................................    1,147,669        1.6%
George H. Kerckhove(c)(d)...................................      399,539       *
Horst Hinrichs(c)(d)........................................      418,522       *
Fred A. Allardyce(c)(d).....................................      489,723       *
James H. Schultz(c)(d)......................................      274,647       *
Steven E. Anderson(c).......................................        5,819       *
Shigeru Mizushima(c)........................................        6,579       *
Roger W. Parsons(c).........................................        5,819       *
J. Danforth Quayle(c).......................................        5,819       *
David M. Roderick(c)........................................       10,819       *
American-Standard Employee Stock Ownership Plan (the
  "ESOP")(d)................................................   11,047,695       15.2%
All directors and executive officers of the Company as a
  group (36 persons, including the foregoing)(d)............    6,845,330        9.4%

---------------
 *  Less than one percent.

(a) In a Schedule 13G dated February 14, 1998, FMR Corp., a Massachusetts corporation and parent holding company ("FMR"), 82 Devonshire Street, Boston, Massachusetts, certain subsidiaries of FMR, and Edward C. Johnson 3(rd) and Abigail P. Johnson who together with members of their family and trusts for their benefit may be deemed to control FMR, reported dispositive power over all of these shares and voting power over 689,785 of such shares held by FMR and certain of its wholly-owned Investment Advisors.

(b) The business address for Mr. Schuchert is c/o Kelso & Company, L.P. ("Kelso"), 24th Floor, 320 Park Avenue, New York, N.Y. 10022.

(c) Mr. Kampouris is Chairman, President and Chief Executive Officer (a Named Officer) and a director of the Company. Messrs. Hinrichs and Kerckhove are Named Officers and directors of the Company. Messrs. Allardyce and Schultz are Named Officers of the Company and Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Schuchert are directors of the Company.

(d) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 400 Puritan Way, Mail Zone-M3F, Marlborough, Massachusetts 01752-3070. As of March 12, 1998, all but 3,702 of the shares held in the ESOP were allocated to ESOP participants, including 211,487 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP that have been allocated to participants are voted by the ESOP trustee in accordance with the instructions of participants and where no participant instructions are received, such shares are not voted. Unallocated shares are voted by the ESOP trustee in the same proportion as the shares for which instructions are received. Until termination of employment, a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of March 12, 1998 are as follows: Mr. Kampouris, 12,377 shares; Mr. Kerckhove, 12,039 shares; Mr. Hinrichs, 12,856 shares; Mr. Allardyce, 12,837 shares; and Mr. Schultz, 12,620 shares.

    The number of shares shown for Named Officers and all current directors and executive officers as a group includes currently exercisable options to purchase shares of Common Stock as follows: Mr. Kampouris, 666,666; Mr. Kerckhove, 180,000; Mr. Hinrichs, 180,666; Mr. Allardyce, 180,000; Mr. Schultz, 135,666; and all executive officers, 3,183,924.

    The number of shares shown for Named Officers in the table above does not reflect shares of Common Stock issued as part of payouts under the Long-Term Incentive Compensation Plan ("LTIP") and the 1994-1995 Supplemental Incentive Compensation Plan, which shares are held in trust under a trust agreement (the "Executive Trust"). Shares in the Executive Trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the Executive Trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the Executive Trust are as follows: Mr. Kampouris, 31,644 shares; Mr. Kerckhove, 14,428 shares; Mr. Hinrichs, 13,830 shares; Mr. Allardyce, 9,750 shares; and Mr. Schultz, 8,795 shares. The shares in Executive Trust accounts for all executive officers as a group total 118,526 shares.

    Also not included above are 25,325 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

                           1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of nine directors. The Company's Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year term, provided that: (i) the initial term of the Class I Directors expired at the 1996 annual meeting of stockholders, (ii) the initial term of the Class II Directors expired at the 1997 annual meeting of stockholders, and (iii) the initial term of the Class III Directors will expire at the 1998 annual meeting of stockholders. Accordingly, at the Annual Meeting, the stockholders will vote to elect three Class III Directors for a term expiring in 2001. All directors are elected for their terms and until their successors are duly elected and qualified.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the proxy card as proxy holders, unless otherwise instructed, will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

                                  DIRECTORS(1)

NOMINEES

 NOMINEES FOR ELECTION AS CLASS III DIRECTORS -- TERMS EXPIRING AT 2001 ANNUAL
                                    MEETING

STEVEN E. ANDERSON -- AGE 55

     Mr. Anderson served as National Partner in Charge -- Industries of KPMG Peat Marwick and a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities have included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. Mr. Anderson has served as a director of the Company since September 1994.

---------------

1 All the directors of the Company are also directors of American Standard Inc.
  Ages of directors are given as of March 1, 1998

EMMANUEL A. KAMPOURIS -- AGE 63

     Mr. Kampouris was elected Chairman in December 1993 and President and Chief Executive Officer of the Company and American Standard Inc. in February 1989. Prior thereto he was Senior Vice President, Building Products, from 1984 to February 1989. Mr. Kampouris has served as a director of the Company since July 1988.

ROGER W. PARSONS -- AGE 56

     Mr. Parsons is Group Managing Director of Rea Brothers Group PLC ("Rea Brothers Group"), which he joined in 1988 after a career in banking. Rea Brothers Group is a U.K. holding company of subsidiaries engaged in the investment banking business. He also holds directorships in several subsidiaries of Rea Brothers Group. Mr. Parsons has served as a director of the Company since March 1994.

DIRECTORS CONTINUING IN OFFICE

           CLASS I DIRECTORS -- TERMS EXPIRING AT 1999 ANNUAL MEETING

HORST HINRICHS -- AGE 64

     Effective January 1, 1998, Mr. Hinrichs assumed the position of Vice Chairman of the Company and American Standard Inc. Prior thereto he was Senior Vice President, Automotive Products, of the Company and American Standard Inc. beginning in December 1990 and Vice President and Group Executive, Automotive Products, from 1987 to 1990. Mr. Hinrichs has served as a director of the Company since March 1991.

GEORGE H. KERCKHOVE -- AGE 60

     Effective January 1, 1998, Mr. Kerckhove assumed the position of Vice President and Chief Financial Officer of the Company and American Standard Inc. Prior thereto he was Senior Vice President, Plumbing Products, of the Company and American Standard Inc. beginning in June 1990 and Vice President and Group Executive of European Plumbing Products from 1988 until June 1990. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK -- AGE 73

     Mr. Roderick joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is a director of Kelso & Companies, Inc., Chairman and a director of Earle M. Jorgensen Company, and a director of University of Pittsburgh Medical Center. He is also Chairman Emeritus of the U.S. Korea Business Council. Mr. Roderick has served as a director of the Company since June 1994.

          CLASS II DIRECTORS -- TERMS EXPIRING AT 2000 ANNUAL MEETING

SHIGERU MIZUSHIMA -- AGE 54

     Since mid 1997, Mr. Mizushima has been self-employed as a business consultant. Prior thereto he was a director, President and Chief Operating Officer of Daido Hoxan Inc. beginning in April 1993 after the merger of Hoxan Corporation with Daido Sanso Company (a subsidiary of Air Products and Chemicals Inc.). Prior thereto Mr. Mizushima was President of Hoxan Corporation, a position he held since 1984. Mr. Mizushima has served as a director of the Company since July 1988.

J. DANFORTH QUAYLE -- AGE 51

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle has been self employed and served as founding Chairman and a director of Circle Investors, Inc. (an investment planning and consulting firm) until December 1997. He is a director of Central Newspapers, Inc., and U.S. Filter Corporation, served as a director of Amtran Inc. from February through October of 1996 and, since October 1995, has been Chairman of Campaign America. Mr. Quayle has served as a director of the Company since September 1993.

JOSEPH S. SCHUCHERT -- AGE 69

     Mr. Schuchert has been Chairman, and until August 1997 also served as Chief Executive Officer, of Kelso & Companies, Inc. since March 1989. Kelso & Companies, Inc. is the general partner of Kelso. From 1984 to 1989 Mr. Schuchert was managing general partner of Kelso. He is also a director of Earle M. Jorgensen Company. Mr. Schuchert has served as a director of the Company since May 1988.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $7,500 per calendar quarter and in addition receives a fee of $1,000 for attendance at each meeting and reconvened meeting of the Board or committee of the Board of either the Company or American Standard Inc., except that no separate fees are paid for attendance at meetings of the Board or committee of the Board of American Standard Inc. that are held on the same day the Board or corresponding committee of the Board of the Company meets. The only directors currently eligible for directors' fees are those who are not employees of the Company or American Standard Inc. They are Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and, since the 1997 disposition by Kelso ASI Partners, L.P. ("ASI Partners") of its equity investment in the Company, Mr. Schuchert. All directors are reimbursed for reasonable expenses incurred to attend meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and amended in March 1996 and December 1997. Prior to the 1996 amendment, directors were credited with units representing shares of Common Stock at the date of their election to the Board. Under the Supplemental Compensation Plan, as amended in 1996, a plan account is established for each participating director consisting of shares of Common Stock equal in number to the units awarded to each director under the Supplemental Compensation Plan prior to its amendment. Shares of Common Stock awarded to directors are delivered to a grantor's trust and held for the benefit of each director, and are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. The plan account for Mr. Mizushima, who became a director prior to January 1, 1993, consists of 6,579 restricted shares and for those participating directors who became Board members subsequent to January 1, 1993, the plan accounts consist of 5,819 restricted shares each. Persons becoming eligible Board members for the first time after March 1996 will be granted restricted shares of Common Stock equivalent in value to $100,000, calculated at the per-share closing price of Common Stock on the last day such stock is traded on the New York Stock Exchange immediately preceding the date of such Board member's election or eligibility, whichever is later. Pursuant to the December 1997 amendment, directors who are not employees of the Company or any affiliate will have credited to their plan account annually, on the date prior to the Annual Meeting of Stockholders, 500 shares of Common Stock subject to the same restrictions applicable to shares credited to their plan accounts upon becoming a director. The first such annual allocation will be made in May 1998.

     When a participating director ceases to be a member of the Board, he or his beneficiary will receive a distribution from the grantor's trust of the shares of Common Stock in the director's plan account. Until distributed, assets in the grantor's trust are subject to the claims of creditors of the Company and American Standard Inc. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors do not participate in the Supplemental Compensation Plan.

COMMITTEES OF THE BOARD

     The Board has standing Executive, Audit and Management Development and Nominating Committees.

     Members of the Executive Committee are Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and Schuchert.

     Members of the Audit Committee are Messrs. Parsons (Chairman), Anderson, Quayle and Roderick.

     Members of the Management Development and Nominating Committee are Messrs. Schuchert (Chairman), Anderson, Parsons and Quayle.

     The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee met twice in 1997.

     The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and the reasonableness of their fees. The Committee also reviews major litigation, compliance with environmental standards and the investment performance and funding of the Company's retirement plans. The Audit Committee met three times in 1997.

     The Management Development and Nominating Committee functions both as a compensation and as a nominating committee. It reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain of the Company's employee benefit and compensation plans, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques. This Committee also considers and makes recommendations to the Board with respect to candidates for director proposed by stockholders. Pursuant to the Company's Amended By-Laws, nominations by stockholders must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the annual meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, nominations must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information and background concerning the proposed nominee, including such information as is required by the Company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934. The Management Development and Nominating Committee met five times in 1997.

     The Board of Directors had eight meetings, including reconvened meetings, in 1997. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and its respective committees held in 1997 during the period in which they served as Directors or committee members.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation (based on the appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1997, 1996 and 1995 of those persons who were during 1997 the chief executive officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                                       SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                  -----------------------------------------   --------------------------------------
                                                                    OTHER
                                                                   ANNUAL      RESTRICTED                              ALL OTHER
           NAME AND                                                COMPEN-       STOCK                       LTIP       COMPEN-
       PRESENT POSITION           YEAR   SALARY(1)    BONUS(2)    SATION(3)   AWARDS($)(4)   OPTIONS(#)   PAYOUTS(5)   SATION(6)
       ----------------           ----   ---------   ----------   ---------   ------------   ----------   ----------   ---------
Emmanuel A. Kampouris.........    1997   $700,000    $1,700,000   $240,938      $     --       200,000    $       --   $244,919
  Chairman, President &           1996    683,333     1,500,000    233,905       181,428            --     1,067,222    229,951
  Chief Executive Officer         1995    600,000     1,200,000    219,373       529,338       600,000     1,508,113    230,915
George H. Kerckhove...........    1997   $375,000    $  188,000   $ 12,525      $     --        30,000    $       --   $ 36,399
  Vice President & Chief          1996    375,000       125,000      5,863        80,149            --       471,467     27,683
  Financial Officer               1995    362,500       140,000      6,069       240,837       170,000       686,159     28,271
Horst Hinrichs................    1997   $322,918    $  200,000   $  3,135      $     --        32,000    $       --   $ 15,580
  Vice Chairman                   1996    310,284       132,000      3,747        75,394            --       443,496     21,542
                                  1995    361,044       200,000      3,870       244,968       170,000       697,929     21,350
Fred A. Allardyce.............    1997   $310,000    $  140,000   $ 75,192      $     --        30,000    $       --   $ 49,100
  Senior Vice President           1996    306,667       132,000     62,815        59,953            --       352,667     47,012
                                  1995    290,000       130,000     25,574       174,900       170,000       498,300     42,589
James H. Schultz..............    1997   $265,000    $  142,000   $ 17,281      $     --        32,000    $       --   $ 21,880
  Vice President                  1996    245,000       127,000     11,783        48,688            --       286,400     20,794
                                  1995    245,000       120,000     13,566       147,764       125,000       420,988     20,578

---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) The amounts shown in 1995, 1996 and 1997 for Mr. Kampouris include allocation of $64,127, $50,938 and $41,204, respectively, of tax consultant fees.

(4) LTIP awards applicable to achievement in excess of 100% of the applicable performance goal are paid in shares of Common Stock, valued at the average price per share during the month of March in the year awarded, and held in the Executive Trust. Amounts for 1995 and 1996, respectively, include the portions of LTIP awards applicable to achievement of the applicable performance goal in excess of 100%. Amounts for 1995 also include 50% of the total awards under the 1994-95 Supplemental Incentive Compensation Plan.

(5) No LTIP payments were made in 1997 as the 1995-1997 performance goal related to inventory turnover rates was not achieved. Amounts for 1996 represent the cash portion of awards paid under the LTIP, on the basis of achievement of 117% of the 1994-1996 performance goal. Amounts for 1995 represent the cash portion of awards paid under both (a) the LTIP, on the basis of achievement of 102% of the 1993-1995 performance goal, and (b) the 1994-1995 Supplemental Incentive Compensation Plan, on the basis of achievement of 100% of the applicable performance goal. LTIP payouts may be deferred at the election of the recipient.

(6) Included in All Other Compensation for 1997 was the following:

                                                      PREMIUMS FOR        ESOP
                                                       TERM LIFE      ALLOCATIONS*
                                                       INSURANCE           $
                                                      ------------    ------------
Emmanuel A. Kampouris...............................    $20,339         $14,400
George H. Kerckhove.................................      6,476          14,400
Horst Hinrichs......................................      7,011          14,400
Fred A. Allardyce...................................      7,037          14,400
James H. Schultz....................................      4,420          14,400

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

     Stock Options. The following table sets forth information concerning stock options granted in 1997, including the potential realizable value of each grant assuming that the market value of the Company's

Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Kampouris in 1997 would produce the pretax gain in 2007 of $13,134,000 shown in the table only if the market price of the Common Stock rises to $106.92 per share by the time the option is exercised. Based on the number and market price of shares of Common Stock outstanding at year-end 1997, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of more than $4.5 billion for the Company's stockholders. All of the options listed below have exercise prices equal to the fair market value of the Common Stock at the date of grant. One-third of the granted options become exercisable annually in installments beginning one year after the date of grant, subject to acceleration in the event of a change in control of the Company.

                               1997 OPTION GRANTS

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES
                                   NO. OF     % OF TOTAL                                 OF STOCK PRICE
                                   SHARES      OPTIONS                                  APPRECIATION FOR
                                 UNDERLYING   GRANTED TO   EXERCISE                       OPTION TERM
                                  OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------
             NAME                 GRANTED      IN 1997*    ($/SHARE)      DATE          5%           10%
             ----                ----------   ----------   ---------   ----------   ----------   -----------
Emmanuel A. Kampouris..........   200,000        15.7%      $41.25       2/2/07     $5,180,000   $13,134,000
George H. Kerckhove............    30,000         2.3        41.25       2/2/07        777,000     1,970,100
Horst Hinrichs.................    32,000         2.5        41.25       2/2/07        828,000     2,101,440
Fred A. Allardyce..............    30,000         2.3        41.25       2/2/07        777,000     1,970,100
James H. Schultz...............    32,000         2.5        41.25       2/2/07        828,000     2,101,440

---------------
* In 1997, options were granted covering 1,273,250 shares of Common Stock.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at December 31, 1997 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1997). No options held by the Named Officers were exercised in 1997.

                          1997 YEAR-END OPTION VALUES

                                                       OPTIONS VALUE AT 12/31/97
                                              -------------------------------------------
                                                  NUMBER OF               VALUE OF
                                              SHARES UNDERLYING         UNEXERCISED
                                                 UNEXERCISED            IN-THE-MONEY
                                                 OPTIONS AT              OPTIONS AT
                                                  12/31/97                12/31/97
                                                EXERCISABLE/            EXERCISABLE/
                    NAME                        UNEXERCISABLE          UNEXERCISABLE
                    ----                      -----------------    ----------------------
Emmanuel A. Kampouris.......................   400,000/400,000      $7,325,000/$3,662,500
George H. Kerckhove.........................   113,333/ 86,667       2,075,411/ 1,037,714
Horst Hinrichs..............................   113,333/ 88,667       2,075,411/ 1,037,714
Fred A. Allardyce...........................   113,333/ 86,667       2,075,411/ 1,037,714
James H. Schultz............................    83,333/ 73,667       1,526,035/   763,027

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1997

         1997-1999 LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PERIOD

                              NUMBER OF       PERFORMANCE OR           ESTIMATED FUTURE PAYOUTS
                                SHARES         OTHER PERIOD        UNDER NON-STOCK-PRICE-BASED PLANS
                               UNITS OR      UNTIL MATURATION    -------------------------------------
           NAME              OTHER RIGHTS       OR PAYOUT        THRESHOLD      TARGET       MAXIMUM
           ----              ------------    ----------------    ---------    ----------    ----------
Emmanuel A. Kampouris......      (a)          1/97-12/99         $595,000     $1,190,000    $2,380,000
George H. Kerckhove........      (a)          1/97-12/99          243,750        487,500       975,000
Horst Hinrichs.............      (a)          1/97-12/99          201,750        403,500       807,000
Fred A. Allardyce..........      (a)          1/97-12/99          207,167        414,333       828,666
James H. Schultz...........      (a)          1/97-12/99          173,000        346,000       692,000

---------------
(a) Awards are denominated in dollars (based on December 31, 1997 foreign exchange rates, where applicable).

     The above table shows the contingent target awards, based on 1997 salary levels, established in 1997 for each Named Officer with respect to the 1997-1999 LTIP performance period. The targets set for the 1997-1999 LTIP performance period are based on the achievement by the end of such performance period of predetermined company-wide levels of average inventory turnover rates and a percentage of earnings (before interest and taxes) to sales. The thresholds reflect 50% of the target awards; if the threshold level of average inventory turnover or percentage of earnings to sales for the performance period is not achieved, no payout is made. The maximum payout is twice the target award and may be realized by achievement of average inventory turnover at a substantially increased rate or by a combination of an increase in average inventory turnover and/or percentage of earnings to sales above the threshold performance levels.

     Contingent awards are based on a participant's average annual base salary during participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. At the end of a performance period, a payment in cash, notes or Common Stock of the Company, or a combination of any of them, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive 100% of his target award in cash.

     Shares of Common Stock distributable to LTIP participants are delivered to the Executive Trust for their benefit. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the governing trust agreement.

       1997-1999 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN AWARDS IN 1997

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK-PRICE-
                                                               PERFORMANCE OR           BASED PLANS
                                                                OTHER PERIOD     -------------------------
                                        NUMBER OF SHARES      UNTIL MATURATION        A             B
                NAME                  UNITS OR OTHER RIGHTS      OR PAYOUT        THRESHOLD      MAXIMUM
                ----                  ---------------------   ----------------    ---------      -------
Emmanuel A. Kampouris...............  (a)                        5/97-12/99      $   297,500   $ 2,380,000
George H. Kerckhove.................  (a)                        5/97-12/99      $   121,875   $   975,000
Horst Hinrichs......................  (a)                        5/97-12/99      $   100,875   $   807,000
Fred A. Allardyce...................  (a)                        5/97-12/99      $   103,584   $   828,666
James H. Schultz....................  (a)                        5/97-12/99      $    86,500   $   692,000
All executive officers as a
  group(30).........................  (a)                        5/97-12/99      $ 2,115,571   $16,924,566
All non-executive officers as a
  group.............................  (a)                        5/97-12/99      $20,902,000   $41,804,100

---------------
(a) Awards are denominated in dollars.

     The above table reflects estimated threshold and maximum payouts (based on December 31, 1997 foreign exchange rates where applicable) to Named Officers and the named groups under the 1997-1999 Supplemental Incentive Compensation Plan. The threshold target for an award under the 1997-1999 Supplemental Incentive Compensation Plan is a pre-determined amount of earnings per share for the year 1999. If the threshold is reached, each Named Officer will receive under the Supplemental Incentive Compensation Plan a supplemental payment equal to 50% of his LTIP payout for the 1997-1999 performance period ("1999 LTIP payout"). Subject to meeting the target conditions, Column A represents the estimated threshold amounts payable to Named Officers and other plan participants, and Column B represents the estimated maximum amounts payable under the Supplemental Incentive Compensation Plan. In addition, the Supplemental Incentive Compensation Plan requires a participant's continued employment (except in cases of death, disability or retirement) until December 31, 1999 and a minimum period of employment during the term of the plan to be eligible to receive an award. Awards for executive officers and for non-officer executives are payable 50% in Common Stock, valued at market value approximately as of the date of payment, and 50% in cash, and 100% in cash to management participants. In the event a change of control (as defined in the Supplemental Incentive Compensation Plan) occurs during the plan period, the plan will terminate and each participant will be entitled to receive 100% of his plan award opportunity in cash.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option, and after giving effect to an offset for Social Security benefits, are as follows: Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; Mr. Allardyce, $25,764; and Mr. Schultz, $43,664.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Retirement Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplements, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Retirement Plan benefit payable for life to a participant from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his Supplemental Retirement Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

                   HIGHEST
                   3-YEAR
                   AVERAGE                                     YEARS OF SERVICE
                   ANNUAL                       -----------------------------------------------
                COMPENSATION                       10          20           30           40
                ------------                       --          --           --           --
$ 250,000....................................   $100,000   $  125,000   $  150,000   $  150,000
   500,000...................................   $200,000   $  250,000   $  300,000   $  300,000
   750,000...................................   $300,000   $  375,000   $  450,000   $  450,000
 1,000,000...................................   $400,000   $  500,000   $  600,000   $  600,000
 1,250,000...................................   $500,000   $  625,000   $  750,000   $  750,000
 1,500,000...................................   $600,000   $  750,000   $  900,000   $  900,000
 1,750,000...................................   $700,000   $  875,000   $1,050,000   $1,050,000
 2,000,000...................................   $800,000   $1,000,000   $1,200,000   $1,200,000

     The Supplemental Retirement Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental Retirement Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1997 the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Kampouris, 32 years; Mr. Kerckhove, 36 years; Mr. Hinrichs, 39 years; Mr. Allardyce, 21 years; and Mr. Schultz, 27 years.

     Minimum accrued annual benefits have been established under the Supplemental Retirement Plan for certain Named Officers which, after giving effect to offsets, are estimated as follows: Mr. Kampouris, $427,000; Mr. Kerckhove, $37,000 and Mr. Hinrichs, $143,000.

CORPORATE OFFICERS SEVERANCE PLAN

     A severance plan for executive officers (the "Officers Severance Plan") was established in 1991. The Officers Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers Severance Plan) or who leaves American Standard Inc. for "Good Reason" (as defined in the Officers Severance Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described below) and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverages, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers Severance Plan.

             MANAGEMENT DEVELOPMENT AND NOMINATING COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Nominating Committee (the "Committee") of the Board of Directors. This program, and each of its components, was developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the United States.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services Project 777 which is a comparison of fixed and variable annual compensation based upon a corporation's sales.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. In keeping with its objective that a significant portion of an executive's compensation be variable and performance-related in nature, base salaries are generally set below the average of competitive marketplace rates for each position. While some exceptions exist, for the most part base salaries for executive officers (including the Chief Executive Officer) were below the average base salary reported for similar positions in the above-referenced compensation surveys.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers other than the Chief Executive Officer, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. (As is described in greater detail below, the annual bonus paid to the Chief Executive Officer is determined at the discretion of the Committee following the end of the fiscal year.) An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes) and cash flow. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon management's and the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate.

     For 1997, corporate performance was below the levels of operating performance targeted in the operating plan. Accordingly, the amount credited by the Committee to the bonus pool for distribution as annual bonuses for 1997 was below targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP"), the 1996-1998 Supplemental Incentive Compensation Plan, and the 1997-1999 Supplemental Incentive Compensation Plan, which provide such individuals with additional incentive compensation based upon the achievement of various corporate performance goals.

     Incentive payments will not be awarded to executive officers with respect to fiscal year 1997 under the Company's LTIP for the 1995-1997 performance period because certain company-wide stretch goals relating to inventory turnover rates for 1997 were not achieved. In periods when the LTIP targets are achieved, award opportunities range from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels.

     Effective January 1, 1996, the Company implemented the 1996-1998 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the 1996-1998 Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1996-1998 performance period are achieved. If those targets are met, payments equal to 50% of the actual award paid under the LTIP for the comparable performance period will be made if a certain pre-determined threshold of management reporting operating earnings (before interest and taxes), exclusive of any significant business acquisitions, is reached. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold, up to a maximum amount equal to the maximum amount payable under the 1996-1998 LTIP performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash. At present, it does not appear that the threshold for the stretch targets under this plan will be achieved, therefore, no payout is anticipated.

     Effective May 1, 1997, the Company implemented the 1997-1999 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the 1997-1999 Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1997-1999 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP 1997-1999 performance period will be made if a certain pre-determined threshold of earnings per share is reached for the year 1999. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold to a maximum amount equal to the maximum amount payable under the LTIP 1997-1999 performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, the Company has established an equity-based compensation plan under which the Committee may award stock options, restricted stock and other performance-based awards to executive officers beginning in fiscal year 1995. During 1997 stock options were granted to each executive officer, the amount of which was based on the 1996 performance of the individual and his/her business group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY

     Consistent with the above-stated policies, Mr. Kampouris' base salary for 1997 was 14% below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received no increase in base salary during 1997 and, in keeping with the objectives of the Committee to emphasize variable compensation, he has had only two increases in base salary since becoming Chief Executive Officer of the Company in 1989.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1997 services of $1,700,000, which was determined based on the Committee's subjective determination of his performance and that of the Company during 1997.

  LONG-TERM INCENTIVE COMPENSATION

     As noted above, the threshold target for inventory turns was not achieved under the 1995-1997 Long Term Incentive Plan, therefore, Mr. Kampouris will not receive long-term incentive payments under the 1995-1997 LTIP.

COMPLIANCE WITH SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The regulations under
Section 162(m) generally provided an exemption from the provisions of Section 162(m) for a period following a Company's transition to a public company with respect to compensation paid under pre-existing plans. Therefore, compensation payable pursuant to those plans in existence at the time the Company went public was not subject to Section 162(m). As Section 162(m) will apply to any newly established plans, the Company did obtain shareholder approval of the 1996-1998 Supplemental Incentive Compensation Plan, and will be seeking shareholder approval of the 1997-1999 Supplemental Incentive Compensation Plan, in order to ensure that any compensation paid thereunder will be deductible. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Joseph S. Schuchert, Chairman
                                          Steven E. Anderson
                                          Roger W. Parsons
                                          J. Danforth Quayle

PERFORMANCE GRAPH

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Company's Common Stock from February 3, 1995, the date of the initial public offering of the Common Stock, through December 31, 1997 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index (neither of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on February 3, 1995 and the reinvestment of all dividends.

                                        AMERICAN                                   S&P
                                        STANDARD                              MANUFACTURING
        Measurement Period              COMPANIES                             (DIVERSIFIED
      (Fiscal Year Covered)                INC            S&P 500 INDEX       INDUSTRIALS)
3-Feb-95                                 100.00              100.00              100.00
Jun-95                                   136.88              114.84              121.82
Dec-95                                   140.00              131.43              134.63
Jun-96                                   165.00              144.70              155.43
Dec-96                                   191.25              161.61              185.53
Jun-97                                   223.75              194.91              230.78
Dec-97                                   191.56              215.52              220.94

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schuchert, a director of the Company and American Standard Inc., is a member of the Management Development and Nominating Committee of the Company's Board of Directors. He is Chairman of Kelso & Companies, Inc. (the general partner of Kelso) and until February 28, 1998 was a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Pursuant to the Stock Disposition Agreement, during the first half of 1997 ASI Partners disposed of all of the shares it owned of the Company's Common Stock. As a result, ASI Partners no longer owns any Common Stock and no longer has the right to designate any nominees for election to the Company's Board of Directors. In connection with the Stock Disposition Agreement, ASI Partners received from the Company warrants (the "Warrants") to purchase three million shares of Common Stock at a purchase price of $55 per share, expiring February 18, 2002, which Warrants are currently exercisable. Mr. Schuchert, a director of the Company and American Standard Inc., until February 28, 1998 was a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

     In April 1996, American Standard Inc. acquired the 30% of Alimenterics Inc., a New Jersey corporation engaged in research, development and sales of certain medical diagnostic equipment and technology

("Alimenterics"), not already owned by it from Diagnostics & Devices, Inc., a New Jersey corporation wholly-owned by Dr. Janet George Murnick. The purchase price was $5.4 million, plus an additional $2.0 million payable upon achievement by Alimenterics of certain financial goals, payable in shares of the Company's Common Stock at an average price per share of $26.675, plus such additional shares of Common Stock, if any, as may be determined pursuant to a formula comparing the value of (i) such initially issued shares at the end of 2000 with
(ii) the initial cash equivalents thereof plus interest deemed to have accrued thereon at a rate equal to the compound annual internal rate of return on invested capital in Alimenterics from the date of such acquisition, to be calculated based upon an appraisal of the fair market value of Alimenterics at the end of the year 2000. Following completion of the transaction, Dr. Murnick was elected a Vice President of the Company.

     Mr. Schuchert, a director of the Company, formed a general partnership, SW Investment Associates ("SW Associates"), for the purpose of acquiring a 75% equity interest in BSG Laboratories Inc., a company developing audio speaker systems and technology ("BSG"), for $6 million and commitments to provide, arrange for or guarantee certain aggregate indebtedness of BSG up to $9 million. Among the investors in SW Associates is a limited partnership of which American Standard Inc. is the general partner and the limited partners are certain executive officers and former executive officers of American Standard Inc., who had agreed in April 1995 to invest in SW Investment Associates. Mr. Schuchert is a general partner of SW Associates and owns approximately a 33% interest therein. American Standard Inc. has agreed to invest $4,435,000 in SW Investment Associates, and Mr. Kampouris and 14 other officers and former officers of American Standard have invested $120,000 and, collectively $195,000, respectively; which will constitute an aggregate ownership interest therein of approximately 32%.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of Common Stock held by the ESOP, a 15.2% beneficial owner of the Company's shares. Fidelity was paid by the Company approximately $322,025 in 1997 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1997, except that Mr. Schiller, a former executive officer, exercised incentive stock options to acquire 5,000 shares of Common Stock, but did not sell the shares acquired, and reported such exercise three days late in February 1997; Mr. Kampouris purchased 10,000 shares of Common Stock on September 23, 1997 and 5,000 shares of Common Stock on October 29, 1997, which purchases were reported on November 13, 1997; and Mr. Lunghi purchased 500 shares of Common Stock on September 11, 1997, which purchase was reported on December 5, 1997.

                     2.  APPROVAL OF 1997-1999 SUPPLEMENTAL
                          INCENTIVE COMPENSATION PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board has approved the 1997-1999 Supplemental Incentive Compensation Plan (the "Supplemental Incentive Plan") and is currently seeking stockholder approval of the Supplemental Incentive Plan to permit award payments to Named Officers under the plan to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The Supplemental Incentive Plan is intended to provide to certain key employees, as well as executive officers, an opportunity to earn incentive compensation, in the form of cash and Common Stock, upon achievement by the Company of pre-established performance goals established by the Supplemental Incentive Plan.

     A description of the basis on which awards are payable to the Company's executive officers under the Supplemental Incentive Plan and a table showing awards made in 1997 are set forth in this Proxy Statement under the heading "Executive Compensation -- Long-Term Incentive Compensation Plan Awards in
1997 -- 1997-1999 Supplemental Incentive Compensation Plan Awards in 1997." In addition to the Company's 30 executive officers who may participate in the Supplemental Incentive Plan, 180 current non-officer executives and 900 non-officer management employees are eligible to participate in the plan. Non-employee directors are ineligible to participate in the Supplemental Incentive Plan. Non-officer executives and management employees will participate in the Supplemental Incentive Plan subject to the same Company performance criteria as executive officers, except that the maximum award payable to a participating non-officer executive is equal to three times the executive's 1999 annual incentive plan payment and the maximum award payable to a participating non-officer management employee is equal to a specified dollar amount, rather than an amount based on 1999 LTIP payouts as in the case of executive officers.

     Approval of the Supplemental Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1997-1999 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN.

                       3.  APPROVAL OF PROPOSED AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors at its regular meeting held on March 5, 1998 adopted a resolution (the "Resolution") that there be submitted to stockholders for approval at the Company's 1998 Annual Meeting of Stockholders the Board's proposal to amend and restate the Company's Restated Certificate of Incorporation to delete certain obsolete provisions and to make a clarifying change conforming to the Company's Amended By-laws. The Company's Certificate of Incorporation was last amended in January 1995 and contains certain obsolete provisions related, among other things, to providing ASI Partners certain rights granted under the Amended and Restated Stockholders Agreement ("Stockholders Agreement") dated December 2, 1994 among the Company, ASI Partners and certain employee stockholders. Such obsolete provisions include, principally, special rights of ASI Partners to remove directors with or without cause, to vote by written action for election of Director nominees designated by ASI Partners and for removal of Directors designated for nomination by ASI Partners or, under certain circumstances, to call special meetings of stockholders. In conjunction with the Stock Disposition Agreement, during the first half of 1997, ASI Partners disposed of all shares of Common Stock it owned and the Stockholders Agreement was terminated. Consequently, the provisions of the Restated Certificate of Incorporation relating to ASI Partners are no longer effective. Additionally, the Resolution proposes amending Article SEVENTH of the Restated Certificate of Incorporation to conform with the provisions of the Company's Amended By-laws to clarify that, in the event of any change in the number of directorships comprising the Board of Directors, the total number of resulting directorships be apportioned among the classes of the Board so as to maintain or attain a number of Directors in each class as nearly equal as reasonably possible.

     A copy of the Resolution and of the Restated Certificate of Incorporation, marked to show the changes proposed and recommended by the Directors to the stockholders for approval, is printed in Appendix A to this Proxy Statement.

     Approval of the proposed amendment and restatement of the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-five percent of the outstanding stock entitled to vote generally in the election of Directors. Abstentions and broker non-votes, therefore, will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                       4.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, the names of whose members appear on page 7, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 1998 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will also be available to respond to appropriate questions.

1999 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 1999 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this Proxy Statement no later than December 7, 1998. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 1999 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 1999 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed.

              5.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

                                          By order of the Board of Directors,

                                          /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary

March 26, 1998

                                                                      APPENDIX A

                                  WITNESSETH:

     WHEREAS, in connection with that certain Stock Disposition Agreement, dated December 16, 1996 (the "Stock Disposition Agreement"), among American Standard Companies Inc., (the "Corporation"), Kelso & Company, L. P. ("Kelso") and Kelso ASI Partners, L. P. ("ASI Partners"), ASI Partners disposed of all shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), previously owned by ASI Partners, and

     WHEREAS, the Corporation's Restated Certificate of Incorporation contains numerous provisions granting ASI Partners special rights to control the election of directors, the calling of special meetings and other matters while ASI Partners continues to be a stockholder, which provisions are obsolete now that ASI Partners has disposed of its Common Stock, and

     WHEREAS, in addition to the foregoing, a clarification of the Corporation's Restated Certificate of Incorporation is desirable and in conformity with the provisions of the Corporation's Amended By-laws relating to apportionment of directorships among the classes of the Board in the event of any change in the number of directorships.

NOW THEREFORE BE IT

     RESOLVED, that the Directors of the Corporation hereby declare it to be advisable and in the best interest of the Corporation that the Corporation's Restated Certificate of Incorporation be amended and restated at the earliest practicable date (a) to remove obsolete provisions thereof relating to rights formerly granted to Kelso ASI Partners, L. P., which rights have terminated, and
(b) to amend Article SEVENTH of the Restated Certificate of Incorporation to conform the terms thereof with the provisions of Section 2.2 of the Corporation's Amended By-laws to the effect that, in the event of any change in the number of directorships comprising the Corporation's Board of Directors, the total number of resulting directorships be apportioned among the classes of the Board so as to maintain or attain in each class a number of directors as nearly equal as reasonably possible, and be it further

     RESOLVED, that the draft text of the proposed amendment and restatement of the Restated Certificate of Incorporation, in the form attached hereto incorporating the terms of the amendments referred to in the foregoing Resolution (the "Proposed Restatement"), be and the same hereby is approved, and be it further

     RESOLVED, that the Proposed Restatement be presented in the Corporation's 1998 Proxy Statement and submitted to the Corporation's stockholders for approval at the Corporation's 1998 Annual Meeting of Stockholders on May 7, 1998, and be it further

     RESOLVED, that subject to and upon approval of the Proposed Restatement by the Corporation's stockholders, the proper officers of the Corporation be and they hereby are authorized and directed to certify, file or cause to be filed with the Secretary of State of the State of Delaware and such other authorities as may be required or appropriate, all such certificates, instruments and other documents as shall be necessary or desirable to give effect to the foregoing Resolutions.

            [TEXT OF PROPOSED AMENDED CERTIFICATE OF INCORPORATION]

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        AMERICAN STANDARD COMPANIES INC.

     FIRST:  The name of the Corporation is American Standard Companies Inc.

     SECOND: The Corporation's registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

     (b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder and shall be entitled to vote with respect to all matters as to which a stockholder of a Delaware corporation would be entitled to vote.

     (c) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as a "Preferred Stock Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

          (i) the designation of the series, which may be by distinguishing number, letter or title;

          (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

          (iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

          (iv) the dates on which dividends, if any, shall be payable;

          (v) the redemption rights and price or prices, if any, for shares of the series;

          (vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (viii) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

          (ix) restrictions on the issuance of shares of the same series or of any other class or series; and

          (x) the voting rights, if any, of the holders of shares of the series.

     (d) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

     (e) Except as may be required by law or as provided in this Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

     (f) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

     FIFTH: The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, and to retain outstanding, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

     (a) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

     (b) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

     (c) Provisions which adjust the number or exercise price of such rights, or amount or nature of the stock or other securities or property receivable upon exercise of such rights, in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or any portion thereof or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

     (d) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation, or having other specified characteristics or status, the right to exercise such rights and/or cause the rights held by such holder to become void.

     (e) Provisions which permit the Corporation to redeem and exchange such rights.

     (f) The appointment of a rights agent with respect to such rights.

     SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Amended By-Laws of the Corporation, except to the extent that the Amended By-Laws or this Restated Certificate of Incorporation otherwise provide.

     SEVENTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

     (b) The number of Directors constituting the initial Board of Directors shall be eleven (11) and thereafter the number of Directors shall be as set forth in or pursuant to the Amended By-Laws of the Corporation, but shall not be more than twenty-one (21).

DELETE THE FOLLOWING:

     The Board of Directors shall be divided at the annual meeting of stockholders to be held in 1995 into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible.

REPLACE WITH:

     The Board of Directors shall be divided into three classes, designated Classes I, II and III, the number of directorships in each of which Classes shall be equal or as nearly equal in number as possible.

DELETE THE FOLLOWING:

     At the annual meeting of stockholders to be held in 1995, Directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1996, Directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1997 and Directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1998. At each succeeding annual meeting of stockholders following such initial classification and election, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the annual meeting of stockholders held in the third succeeding year. Vacancies in the Board of Directors and newly created Directorships resulting from any increase in the authorized number of Directors may be filled as provided in the Amended By-Laws.

REPLACE WITH:

     At the annual meeting of stockholders in 1995, Directors of Class I were elected for a term expiring at the 1996 annual meeting of stockholders, Directors of Class II were elected for a term expiring at the 1997 annual meeting of stockholders and Directors of Class III were elected for a term expiring at the 1998 annual meeting of stockholders. At each succeeding annual meeting of stockholders, the respective successors of the Directors whose terms are then expiring shall be elected for terms expiring at the annual meeting of stockholders held in the third succeeding year. Vacancies in the Board of Directors may be filled as provided in the Amended By-Laws. If the number of Directors is changed, any increase or decrease shall be apportioned among the Classes so as to attain or maintain in each Class a number of directors as nearly equal as reasonably possible.

RESUME ORIGINAL TEXT:

     The holders of a majority of the shares then entitled to vote at an election of Directors may remove any Director or the entire Board of Directors, but only for cause[.]

DELETE THE FOLLOWING:

     ; provided, however, that so long as Kelso ASI Partners, L.P. ("ASI Partners"), together with its Affiliates (as defined in the Amended and Restated Stockholders Agreement, dated as of December 2, 1994 (the "Amended and Restated Stockholders Agreement"), among the Corporation, ASI Partners and the other stockholders of the Corporation parties thereto), owns at least 35% of the outstanding Common Stock, Directors may be removed upon receipt of such requisite vote of stockholders with or without cause.

RESUME ORIGINAL TEXT:

     Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to Directors elected separately by the holders of one or more series of Preferred Stock shall not be governed by this Article SEVENTH, but rather shall be as provided for in the Preferred Stock Certificate of Designation creating and establishing such series of Preferred Stock.

     (c) Advance notice of nominations by stockholders for the election of Directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the Amended By-Laws of the Corporation.

     EIGHTH: (a) A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided that this provision shall not eliminate or limit the liability of a Director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the Director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

     (b) The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

     NINTH: A Director of the Corporation, in determining what he reasonably believes to be in the best interests of the Corporation, shall consider the interests of the Corporation's stockholders and, in his discretion, may consider any of the following:

     (a) The interests of the Corporation's employees, suppliers, creditors and customers;

     (b) The state of the U.S. and global economy;

     (c) Community and societal interests; and

     (d) The long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

     TENTH: Election of Directors at an annual or special meeting of stockholders need not be by written ballot unless the Amended By-Laws of the Corporation shall so provide.

     ELEVENTH: Cumulative voting for the election of Directors shall not be permitted.

     TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied[.]

DELETE THE FOLLOWING:

     , provided, however, that so long as ASI Partners, together with its Affiliates, owns at least 10% of the outstanding shares of the Common Stock, stockholder action may be taken by written consent in order to vote on Director nominees designated by ASI Partners pursuant to the Amended and Restated Stockholders Agreement and to remove Directors designated for nomination by ASI Partners pursuant to the Amended and Restated Stockholders Agreement. The preceding sentence shall take effect on the day following the closing date of the Corporation's initial underwritten public offering of Common Stock.

RESUME ORIGINAL TEXT:

     Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by (i) the Chief Executive Officer of the Corporation or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors[.]

DELETE THE FOLLOWING:

     or (iii) for purposes of voting on Director nominees designated by ASI Partners pursuant to the Amended and Restated Stockholders Agreement or the removal of Directors designated for nomination by ASI Partners pursuant to the Amended and Restated Stockholders Agreement, ASI Partners, so long as ASI Partners, together with its Affiliates, owns at least 10% of the outstanding Common Stock.

RESUME ORIGINAL TEXT:

     THIRTEENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article THIRTEENTH; provided, however, that any amendment or repeal of Article EIGHTH of this Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and provided, further, that Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, ELEVENTH, TWELFTH and THIRTEENTH of this Restated Certificate of Incorporation shall not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 65% of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

                                   *  *  *  *

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08854

AMERICAN STANDARD COMPANIES INC.                   PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 1998.

The undersigned hereby appoints Emmanuel A. Kampouris, George H. Kerckhove and Richard A. Kalaher, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 7, 1998 at 10:00 A.M. (EDT) at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED BELOW AND ON THE REVERSE SIDE OF THIS CARD AND IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. NO MATTER TO BE VOTED UPON IS RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

YOUR VOTE FOR THE ELECTION OF DIRECTORS SHOULD BE INDICATED ON THE REVERSE SIDE OF THIS CARD. Nominees for Class III Directors (to serve until the 2001 Annual Meeting) are: Steven E. Anderson, Emmanuel A. Kampouris and Roger W. Parsons. YOUR VOTE ON THE APPROVAL OF THE 1997-1999 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN, ON APPROVAL OF AMENDMENT AND RESTATEMENT OF THE RESTATED CERTIFICATE OF INCORPORATION AND ON THE RATIFICATION OF AUDITORS SHOULD ALSO BE INDICATED ON THE REVERSE SIDE OF THIS CARD.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO CORPORATE ELECTION SERVICES, P.O. BOX 3230, PITTSBURGH, PA 15230, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

[X]X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

    PLEASE SIGN, DATE AND RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2, 3 AND 4. IF NO DIRECTIONS ARE GIVEN ON ANY ITEM, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM
1. TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED; YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

1.   Election of All Class III Director Nominees.                        FOR    WITHHELD    FOR ALL EXCEPT
     Exceptions                                                          [ ]      [ ]            [ ]
2.   Approval of 1997-1999 Supplemental Incentive Compensation           FOR    AGAINST        ABSTAIN
     Plan.                                                               [ ]      [ ]            [ ]
3.   Approval to amend and restate the Restated Certificate of           FOR    AGAINST        ABSTAIN
     Incorporation.                                                      [ ]      [ ]            [ ]
4.   Proposal to ratify the appointment of Ernst & Young LLP as          FOR    AGAINST        ABSTAIN
     Independent Certified Public Accountants for 1998.                  [ ]      [ ]            [ ]

                                              SIGN HERE AS NAME(S) APPEAR ABOVE.

                                              PLEASE SIGN THIS PROXY AND RETURN
                                              IT PROMPTLY WHETHER OR NOT YOU
                                              PLAN TO ATTEND THE MEETING. IF
                                              SIGNING FOR A CORPORATION OR
                                              PARTNERSHIP OR AS AGENT, ATTORNEY
                                              OR FIDUCIARY, INDICATE THE
                                              CAPACITY IN WHICH YOU ARE SIGNING.
                                              IF YOU DO ATTEND THE MEETING AND
                                              DECIDE TO VOTE BY BALLOT, SUCH
                                              VOTE WILL SUPERSEDE THIS PROXY.

                                              DATE  , 1998